First Security Group, Inc. and Subsidiary
Consolidated Balance Sheets

	June 30, 2015	December 31, 2014	June 30, 2014
(in thousands, except share amounts)	(unaudited)		(unaudited)
ASSETS
Cash and Due from Banks	$17,810	$18,447	$8,880
Interest Bearing Deposits in Banks	5,954	29,582	16,498
Cash and Cash Equivalents	23,764	48,029	25,378
Securities Available-for-Sale	90,610	95,571	102,429
Securities Held-to-Maturity, at amortized cost (fair value - $118,739 at June 30, 2015, $128,058 at December 31, 2014 and $133,077 at June 30, 2014)	115,704	124,485	130,709
Loans Held-for-Sale	36,107	72,242	28,547
Loans	764,411	663,622	659,539
Less: Allowance for Loan and Lease Losses	9,600	8,550	9,400
Net Loans	754,811	655,072	650,139
Premises and Equipment, net	29,567	28,347	26,510
Bank Owned Life Insurance	29,543	29,204	28,835
Other Real Estate Owned	4,441	4,511	7,717
Other Assets	14,362	12,783	12,421
TOTAL ASSETS	$1,098,909	$1,070,244	$1,012,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Noninterest Bearing Demand	$169,462	$159,996	$149,588
Interest Bearing Demand	112,123	111,021	102,106
Savings and Money Market Accounts	268,901	258,694	233,502
Certificates of Deposit less than $250 thousand	241,916	248,140	269,798
Certificates of Deposit of $250 thousand or more	21,580	22,463	25,679
Brokered Deposits	107,704	105,299	87,036
Total Deposits	921,686	905,613	867,709
Federal Funds Purchased and Securities Sold under Agreements to Repurchase	14,034	12,750	15,911
Other Borrowings	65,100	56,000	38,075
Other Liabilities	7,467	5,901	4,424
Total Liabilities	1,008,287	980,264	926,119
SHAREHOLDERS’ EQUITY
Common Stock – $.01 par value – 150,000,000 shares authorized; 66,811,909 shares issued as of June 30, 2015, 66,826,134 shares issued as of December 31, 2014 and 66,632,601 shares issued as of June 30, 2014	766	766	764
Paid-In Surplus	198,210	197,614	197,197
Accumulated Deficit	(101,882)	(101,625)	(103,474)
Accumulated Other Comprehensive Loss	(6,472)	(6,775)	(7,921)
Total Shareholders’ Equity	90,622	89,980	86,566
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,098,909	$1,070,244	$1,012,685

First Security Group, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands, except per share data)	2015	2014	2015	2014
INTEREST INCOME
Loans, including fees	$8,571	$7,672	$17,027	$14,615
Investment Securities – taxable	818	936	1,659	1,996
Investment Securities – non-taxable	73	198	151	438
Other	36	37	54	50
Total Interest Income	9,498	8,843	18,891	17,099
INTEREST EXPENSE
Interest Bearing Demand Deposits	47	48	94	95
Savings Deposits and Money Market Accounts	207	144	410	274
Certificates of Deposit	490	505	964	1,118
Brokered Deposits	307	531	617	1,097
Other	189	70	216	45
Total Interest Expense	1,240	1,298	2,301	2,629
NET INTEREST INCOME	8,258	7,545	16,590	14,470
Provision (Credit) for Loan and Lease Losses	643	(270)	1,350	(1,242)
NET INTEREST INCOME AFTER CREDIT FOR LOAN AND LEASE LOSSES	7,615	7,815	15,240	15,712
NONINTEREST INCOME
Service Charges on Deposit Accounts	728	769	1,402	1,510
Mortgage Banking Income	241	279	453	459
Gain on Sales of Securities Available-for-Sale	—	247	8	618
Gain on Sales of Loans Transferred to Held-for-Sale	183	450	1,243	472
Other	729	1,285	3,256	2,606
Total Noninterest Income	1,881	3,030	6,362	5,665
NONINTEREST EXPENSES
Salaries and Employee Benefits	5,319	5,225	10,739	10,499
Expense on Premises and Fixed Assets, net of rental income	1,521	1,296	2,984	2,673
Other	3,308	3,580	7,846	7,374
Total Noninterest Expenses	10,148	10,101	21,569	20,546
INCOME (LOSS) BEFORE INCOME TAX PROVISION	(652)	744	33	831
Income Tax Provision	145	131	290	263
NET (LOSS) INCOME	$(797)	$613	$(257)	$568

NET (LOSS) INCOME PER SHARE:
Net (Loss) Income Per Share – Basic	$(0.01)	$0.01	$0.00	$0.01
Net (Loss) Income Per Share – Diluted	$(0.01)	$0.01	$0.00	$0.01
Dividends Declared Per Common Share	$—	$—	$—	$—